Investor/Press Contact:
     Marge Boccuti
     Manager, Investor Relations
     Brandywine Realty Trust
     610-832-7702
     marge.boccuti@bdnreit.com
Company Contact:
     Howard M. Sipzner
     EVP & CFO
     Brandywine Realty Trust
     610-832-4907
     howard.sipzner@bdnreit.com

Brandywine Realty Trust Announces Tender Offer for its 5.625% Notes due 2010
RADNOR, PA, April 29, 2009 — Brandywine Realty Trust (NYSE: BDN) announced today that its operating partnership, Brandywine Operating Partnership, LP (the “Operating Partnership”), has commenced a cash tender offer (the “Tender Offer”) for up to $100 million principal amount (the “Tender Cap”) of its 5.625% Guaranteed Notes due December 15, 2010 (the “Notes”) issued by the Operating Partnership.
The Tender Offer will expire at 11:59 p.m., New York City time, on Wednesday, May 27, 2009, unless extended by the Operating Partnership (the “Expiration Time”). The total consideration per $1,000 principal amount of the Notes validly tendered and not withdrawn will be $930 which includes an early tender payment of $30 per $1,000 principal amount of Notes (the “Early Tender Payment”). The Early Tender Payment is payable only to holders of the Notes who tender and validly deliver their Notes on or prior to 11:59 p.m., New York City time, on May 12, 2009 (the “Early Tender Time”), if such Notes are accepted for purchase by the Operating Partnership. Holders who tender their Notes after the Early Tender Time and on or prior to the Expiration Time will be entitled to receive $900 per $1,000 principal amount of the Notes, if such Notes are accepted for purchase by the Operating Partnership. In addition, holders will receive accrued and unpaid interest on any tendered and accepted Notes from the last interest payment date to but not including the date on which the Notes are purchased which will be the next business day following the Expiration Time. Additional terms and conditions of the Tender Offer are set forth in the Offer to Purchase dated April 29, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”).
The Operating Partnership’s obligation to consummate the tender offer is subject to the Tender Cap which may be increased or waived by the Operating Partnership in its sole discretion, and is conditioned upon satisfaction or where applicable, waiver of certain conditions described in the Offer to Purchase. The tendered Notes are expected to be retired and cancelled. The Tender Offer will be funded by a combination of available cash on hand and borrowings under the Operating Partnership’s unsecured revolving credit facility. As of April 29, 2009, $249,127,000 aggregate principal amount of the Notes was outstanding.
The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and Letter of Transmittal that are being sent to holders of the Notes. Holders are urged to read the Tender Offer documents carefully before making any decision with respect to the Tender Offer. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from Global Bondholder Services Corporation, the Information Agent for the Tender Offer, at (866) 470-4200 (toll-free) or (212) 430-3774 (collect). Questions regarding the Tender Offer may be directed to Wachovia Securities, Lead Dealer Manager for the Tender Offer, at (866) 309-6316 (toll-free) or (704) 715-8341 (collect). RBS and BNY Mellon Capital Markets, LLC are serving as Co-Dealer Managers for the Tender Offer.
This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer. The Operating Partnership is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Brandywine Realty Trust, the Operating Partnership, the Dealer Manager, either of the Co-Managers or the Information Agent makes any recommendation in connection with the Tender Offer.

555 East Lancaster Avenue, Suite 100, Radnor PA 19087	Phone: (610) 325-5600 • www.brandywinerealty.com

About Brandywine Realty Trust
Brandywine Realty Trust is one of the largest, publicly traded, full-service, integrated real estate companies in the United States. Organized as a real estate investment trust and operating in select markets, Brandywine owns, develops and manages a primarily Class A, suburban and urban office portfolio aggregating approximately 37.5 million square feet, including 26.2 million square feet which it owns on a consolidated basis.
Forward-Looking Statements
Certain statements in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others, the Company’s ability to lease vacant space and to renew or relet space under expiring leases at expected levels, the potential loss of major tenants, interest rate levels, the availability and terms of debt and equity financing, competition with other real estate companies for tenants and acquisitions, risks of real estate acquisitions, dispositions and developments, including cost overruns and construction delays, unanticipated operating costs and the effects of general and local economic and real estate conditions. Additional information or factors which could impact the Company and the forward-looking statements contained herein are included in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.